Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nonqualified Stock Option Agreement between Targacept, Inc. and Dr. Stephen A. Hill dated December 3, 2012, of our reports dated March 6, 2012, with respect to the financial statements of Targacept, Inc. and the effectiveness of internal control over financial reporting of Targacept, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Raleigh, North Carolina
January 4, 2013